Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 of Neenah, Inc. on Form S-8 of our report dated June 5, 2020, with respect to the financial statements and schedule of the Neenah 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Warren Averett, LLC
Atlanta, Georgia
June 5, 2020